CPI AEROSTRUCTURES, INC. 10-K

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 333-25551, 333-130077, 333-164687 and 333-212837) of CPI Aerostructures, Inc. and Subsidiaries of our report dated April 15, 2021, except for the effects on the consolidated financial statements and related footnotes of the restatement described in Note 16, as to which the date is November 24, 2021, on our audit of the consolidated financial statements of CPI Aerostructures, Inc. and Subsidiaries as of December 31, 2020 (As Restated) and for the year then ended included in the Annual Report on Form 10-K of CPI Aerostructures, Inc. and Subsidiaries for the year ended December 31, 2021.

/s/ CohnReznick LLP

New York, New York

August 19, 2022